Exhibit 99.1
Earnings Release

Investor Contact: Thomas Castellano, Catalent, Inc. Bertner Advisors, LLC 732-537-6325 investors@catalent.com
Catalent, Inc. Reports Fourth Quarter and Fiscal Year 2015 Results

Fourth Quarter 2015 Highlights

•	Revenue increased 8% in constant currency to $510.1 million from fourth quarter 2014

•
Catalent’s proprietary OptiShell™ softgel technology has been selected for use in OPKO Health’s NDA for a  new treatment for chronic kidney disease and vitamin D insufficiency, which has been accepted for review by the US FDA

•	Expanded its Singapore GMP-approved clinical services facility to provide secondary packaging and labeling capabilities

•	Signed an exclusive licensing agreement with Excelimmune to access its antibody combination therapy (ACT) technology platform

•	Added Gregory Lucier and J. Martin Carroll to its Board of Directors

Fiscal Year 2015 Highlights

•	Revenue increased 7% in constant currency to $1.83 billion from a year ago

•	Gross margin expanded 80 basis points to 33.6% from a year ago

•	Adjusted EBITDA increased to $443.1 million which represents a 9% increase in constant currency from a year ago

•	Adjusted net income increased 43% to $203.5 million from a year ago

•	Completed acquisitions of Micron Technologies, Redwood Bioscience, and Pharmapak Technologies

Somerset, N.J. - September 2, 2015 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the fourth quarter and fiscal year 2015, which ended June 30, 2015.

Fourth quarter 2015 revenue of $510.1 million decreased 2% as reported but increased 8% in constant currency from $519.6 million in the fourth quarter a year ago. Fiscal year 2015 revenue was $1.83 billion, with no change as reported and a 7% increase in constant currency. All three of the Company’s reporting segments posted revenue growth in constant currency for the fourth quarter and fiscal year.

Fourth quarter 2015 net earnings attributable to Catalent were $153.7 million, or $1.22 per diluted share, compared to $27.2 million, or $0.36 per diluted share, in the fourth quarter a year ago. Fiscal year 2015 net earnings attributable to Catalent were $212.2 million, or $1.75 per diluted share, compared to $16.2 million, $0.21 per diluted share for the same period a year ago. The increase in profitability for the quarter and fiscal year was primarily related to the release of a valuation allowance on deferred tax assets of $136.7 million which was recorded as a tax benefit in the fourth quarter along with a reduction in net interest expense due to the Company’s lower levels of outstanding debt compared to the same periods a year ago as a result of the fiscal year 2015 first quarter initial public offering (IPO).

Fourth quarter 2015 EBITDA from continuing operations was $121.8 million, a decrease of 5% from $127.7 million in the fourth quarter a year ago. Fiscal year 2015 EBITDA from continuing operations was $360.2 million, a decrease of 4% from $374.4 million for the same period a year ago.

Fourth quarter 2015 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $136.3 million, or 26.7% of revenue, compared to $150.7 million, or 29.0% of revenue, in the fourth quarter a year ago. Fiscal year 2015 Adjusted EBITDA was $443.1 million, or 24.2% of revenue, compared to $432.3 million, or 23.7% of revenue, for the same period a year ago. This represents an increase of 9% year-over-year on a constant currency basis.

Fourth quarter 2015 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $76.6 million, or $0.61 per diluted share, compared to Adjusted Net Income of $77.0 million, or $1.01 per diluted share, in the fourth quarter a year ago. Fiscal year 2015 Adjusted Net Income was $203.5 million, or $1.68 per diluted share, compared to Adjusted Net Income of $142.4 million, or $1.87 per diluted share, for the same period a year ago.

"Fiscal 2015 was a milestone year in Catalent’s history, and we are very pleased to have achieved constant currency revenue and profitability growth across all three of our reporting segments,” said John Chiminski, President and Chief Executive Officer of Catalent, Inc. “During the year, we successfully completed our initial public offering, closed three strategic acquisitions, and continued to invest in our innovative technologies and products. We believe that ongoing market consolidation and strong demand for fewer, bigger, and better suppliers in our dynamic industry position us well for organic growth in 2016 and beyond.”

Fourth Quarter 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $318.8 million for the fourth quarter of fiscal 2015, a decrease of 8% as reported, or an increase of 3% in constant currency, compared to the fourth quarter a year ago. This growth was attributable to improved performance in the softgel and modified release offerings, as well as to higher revenue from product-participation related activities. Additionally, during the fourth quarter of 2015, the Company recorded a one-time $6 million customer contract settlement within its Zydis business.

Revenue from the Development and Clinical Services segment was $124.2 million for the fourth quarter of fiscal 2015, an increase of 18% as reported, or an increase of 22% in constant currency, over the fourth quarter a year ago. This increase was related to the Micron acquisition, which occurred in the second quarter of 2015, as well as to growth in the Company’s clinical services and integrated oral solids development and manufacturing offerings, partially offset by declines in clinical trial activity within Europe.

Revenue from the Medication Delivery Solutions segment was $70.1 million for the fourth quarter of fiscal 2015, an increase of 2% as reported, or an increase of 12% in constant currency, over the fourth quarter a year ago. This growth was primarily attributable to increased revenue from the Company’s blow-fill-seal technology platform and sterile injectables business.

Segment EBITDA Highlights

Oral Technologies segment EBITDA in the fourth quarter of 2015 was $99.6 million, a decrease of 12% as reported but essentially unchanged in constant currency versus the fourth quarter a year ago. This in-line performance was due to a one-time $6 million contractual settlement within the Company’s Zydis business, which was offset by unfavorable product mix.

Development and Clinical Services segment EBITDA in the fourth quarter of 2015 was $26.3 million, with no change as reported, or an increase of 5% in constant currency. This EBITDA improvement was driven by the Micron acquisition, as well as by the Company’s integrated oral solids development and manufacturing offerings.

Medication Delivery Solutions segment EBITDA in the fourth quarter of 2015 was $15.0 million, a decrease of 16% as reported, or 7% in constant currency. This decrease was primarily attributable to unfavorable product mix and increased costs as a result of the Redwood acquisition. Additionally, the fourth quarter of fiscal 2014 included the impact of $4 million cost capitalization related to a facility expansion related to our animal health capabilities in the Company’s sterile injectables business.

Fiscal 2015 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Oral Technologies segment was $1.14 billion for fiscal year 2015, a decrease of 3% as reported, or an increase of 5% in constant currency, over the same period a year ago. This growth was mainly attributable to strong performance within the modified release technologies business, higher end-market demand for certain customer products using the Company’s softgel offering, and stronger revenue from product participation-related activities.

Revenue from the Development and Clinical Services segment was $438.8 million for fiscal year 2015, an increase of 6% as reported, or 8% in constant currency, over the same period a year ago. This growth was primarily attributable to the Micron acquisition and the strong performance in analytical services.

Revenue from the Medication Delivery Solutions segment was $261.9 million for fiscal year 2015, an increase of 6% as reported, or 13% in constant currency, over the same period a year ago. The strong performance was attributable to increased demand for products utilizing the Company’s blow-fill-seal technology platform, biologics offerings, and sterile injectable products in Europe.

Segment EBITDA Highlights

Oral Technologies segment EBITDA for fiscal year 2015 was $313.7 million, a decrease of 3% as reported, or an increase of 5% in constant currency. This growth was driven by increased profit from the Company’s product participation-related activities, as well as higher revenues and timing of contractual settlements related to its core manufacturing operations within the modified release technologies platform, partially offset by unfavorable softgel product mix.

Development and Clinical Services segment EBITDA for fiscal year 2015 was $93.4 million, an increase of 12% as reported, or 14% in constant currency. This EBITDA improvement was primarily due to profits contributed by the Micron acquisition, as well as increased demand for the Company’s integrated oral solids development and manufacturing capabilities within analytical services.

Medication Delivery Solutions segment EBITDA for fiscal year 2015 was $53.9 million, an increase of 11% as reported, or 16% in constant currency. This increase was primarily attributable to favorable product mix within the Company’s blow-fill-seal technology platform and increased profit generated from its biologics offerings, partially offset by unfavorable revenue mix from sterile injectable products in Europe.

Additional Financial Highlights

Fourth quarter 2015 gross margin of 35.6% declined 100 basis points from 36.6% in the fourth quarter a year ago. For fiscal year 2015, gross margin was 33.6%, an increase of 80 basis points, compared to 32.8% for the same period a year ago. The improvement in gross margin for fiscal year 2015 was primarily due to the strong business performance, as well as a favorable shift in revenue mix within the Company’s modified release technologies business and analytical services integrated operations, partially offset by an unfavorable shift in softgel product mix.

Fourth quarter 2015 selling, general and administrative expenses were $86.9 million and represented 17.0% of revenue, compared to $78.6 million, or 15.1% of revenue, in the fourth quarter a year ago. For fiscal year 2015, selling, general and administrative expenses were $337.3 million and represented 18.4% of revenue, compared to $334.8 million, or 18.3% of revenue, for the same period a year ago.

Backlog for the Development and Clinical Services segment was $417.7 million as of June 30, 2015, a 5% increase compared to the third quarter of fiscal year 2015. The segment also recorded net new business wins of $143.3 million during the fourth quarter, which represented a 31% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.1x.

Balance Sheet and Liquidity

As of June 30, 2015, Catalent had $1.9 billion in debt, compared to $2.7 billion as of June 30, 2014. During fiscal year 2015, the Company raised over $1 billion in gross proceeds from its IPO and used the net proceeds to pay down its highest-cost debt. As of June 30, 2015, Catalent’s leverage ratio was 3.9x, compared to 6.1x as of June 30, 2014.

Fiscal Year 2016 Outlook

For fiscal year 2016, the Company expects revenue in the range of $1.81 billion to $1.90 billion. Catalent expects Adjusted EBITDA in the range of $434 million to $457 million and Adjusted Net Income in the range of $203 million to $226 million. These guidance ranges are consistent with the organic, constant currency long-term CAGR growth expectations of 4-6% for revenue and 6-8% for Adjusted EBITDA.The Company expects capital expenditures in the range of $125 million to $135 million and its fully diluted share count on a weighted average basis for the fiscal year ending June 30, 2016 in the range of 126 million to 128 million shares.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:30 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply.

Catalent employs approximately 8,700 people, including over 900 scientists, at 31 facilities across 5 continents and in fiscal 2015 generated more than $1.8 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. For example, Adjusted Net Income excludes the Company’s non-cash tax expense and does not reflect the impact on earnings resulting from certain other items. The Company believes that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax, (2) tax expense or income which is not cash, (3) amortization attributable to purchase accounting and (4) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the cash taxes saved as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$510.1	$519.6	$(51.9)	$42.4	8%
Cost of sales	328.4	329.3	(36.3)	35.4	11%
Gross margin	181.7	190.3	(15.6)	7.0	4%
Selling, general and administrative expenses	86.9	78.6	(5.0)	13.3	17%
Impairment charges and (gain)/loss on sale of assets	0.9	2.8	(0.1)	(1.8)	(64)%
Restructuring and other	4.7	7.8	(0.7)	(2.4)	(31)%
Operating earnings/(loss)	89.2	101.1	(9.8)	(2.1)	(2)%
Interest expense, net	22.6	40.3	—	(17.7)	(44)%
Other (income)/expense, net	3.9	7.6	1.3	(5.0)	(66)%
Earnings/(loss) from continuing operations, before income taxes	62.7	53.2	(11.1)	20.6	39%
Income tax expense/(benefit)	(90.8)	26.2	(2.5)	(114.5)	*
Earnings/(loss) from continuing operations	153.5	27.0	(8.6)	135.1	*
Net earnings/(loss) from discontinued operations, net of tax	(0.1)	—	—	(0.1)	*
Net earnings/(loss)	153.4	27.0	(8.6)	135.0	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(0.3)	(0.2)	0.1	(0.2)	*
Net earnings/(loss) attributable to Catalent	$153.7	$27.2	$(8.7)	$135.2	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	153.8	27.2
Net earnings/(loss) attributable to Catalent	153.7	27.2

Weighted average diluted shares outstanding	126.2	76.2

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	1.23	0.36
Net earnings/(loss)	1.23	0.36
Diluted
Earnings/(loss) from continuing operations	1.22	0.36
Net earnings/(loss)	1.22	0.36
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Three Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$318.8	$348.1	$(40.7)	$11.4	3%
Segment EBITDA	99.6	113.1	(11.5)	(2.0)	(2)%
Medication Delivery Solutions
Net revenue	70.1	68.9	(7.1)	8.3	12%
Segment EBITDA	15.0	17.8	(1.6)	(1.2)	(7)%
Development and Clinical Services
Net revenue	124.2	105.4	(4.1)	22.9	22%
Segment EBITDA	26.3	26.3	(1.4)	1.4	5%
Inter-segment revenue elimination	(3.0)	(2.8)	—	(0.2)	7%
Unallocated Costs	(19.1)	(29.5)	(0.1)	10.5	(36)%
Combined Total
Net revenue	$510.1	$519.6	$(51.9)	$42.4	8%

EBITDA from continuing operations	$121.8	$127.7	$(14.6)	$8.7	7%

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; Dollars in millions, except per share amounts)

	Twelve Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Net revenue	$1,830.8	$1,827.7	$(117.9)	$121.0	7%
Cost of sales	1,215.5	1,229.1	(82.2)	68.6	6%
Gross margin	615.3	598.6	(35.7)	52.4	9%
Selling, general and administrative expenses	337.3	334.8	(11.0)	13.5	4%
Impairment charges and (gain)/loss on sale of assets	4.7	3.2	(0.1)	1.6	50%
Restructuring and other	13.4	19.7	(2.0)	(4.3)	(22)%
Operating earnings/(loss)	259.9	240.9	(22.6)	41.6	17%
Interest expense, net	105.0	163.1	(1.2)	(56.9)	(35)%
Other (income)/expense, net	42.4	10.4	(5.2)	37.2	*
Earnings/(loss) from continuing operations before income taxes	112.5	67.4	(16.2)	61.3	91%
Income tax expense/(benefit)	(97.7)	49.5	(4.3)	(142.9)	*
Earnings/(loss) from continuing operations	210.2	17.9	(11.9)	204.2	*
Net earnings/(loss) from discontinued operations, net of tax	0.1	(2.7)	—	2.8	*
Net earnings/(loss)	210.3	15.2	(11.9)	207.0	*
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	(1.9)	(1.0)	0.1	(1.0)	*
Net earnings/(loss) attributable to Catalent	$212.2	$16.2	$(12.0)	$208.0	*

Amounts attributable to Catalent:
Earnings/(loss) from continuing operations less net income (loss) attributable to noncontrolling interest	212.1	18.9
Net earnings/(loss) attributable to Catalent	212.2	16.2

Weighted average diluted shares outstanding	121.3	76.1

Earnings per share attributable to Catalent:
Basic
Earnings/(loss) from continuing operations	1.77	0.25
Net earnings/(loss)	1.77	0.22
Diluted
Earnings/(loss) from continuing operations	1.75	0.25
Net earnings/(loss)	1.75	0.21
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Unaudited; Dollars in millions)

	Twelve Months Ended June 30,		FX impact (unfavorable) / favorable	Constant Currency Increase/(Decrease)
	2015	2014		Change $	Change %
Oral Technologies
Net revenue	$1,141.1	$1,180.1	$(95.7)	$56.7	5%
Segment EBITDA	313.7	324.3	(27.7)	17.1	5%
Medication Delivery Solutions
Net revenue	261.9	246.1	(15.3)	31.1	13%
Segment EBITDA	53.9	48.7	(2.5)	7.7	16%
Development and Clinical Services
Net revenue	438.8	412.2	(7.0)	33.6	8%
Segment EBITDA	93.4	83.5	(2.2)	12.1	14%
Inter-segment revenue elimination	(11.0)	(10.7)	0.1	(0.4)	4%
Unallocated Costs	(100.8)	(82.1)	7.5	(26.2)	32%
Combined Total
Net revenue	$1,830.8	$1,827.7	$(117.9)	$121.0	7%

EBITDA from continuing operations	$360.2	$374.4	$(24.9)	$10.7	3%

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA
(Unaudited; Dollars in millions)

	Quarter Ended	Twelve Months Ended	Quarter Ended				Twelve Months Ended
	June 30 2014	June 30 2014	September 30 2014	December 31 2014	March 31 2015	June 30 2015	June 30 2015
Earnings/(loss) from continuing operations	$27.0	17.9	$(20.3)	$46.2	$30.8	$153.5	$210.2
Interest expense, net	40.3	163.1	35.5	23.9	23.0	22.6	105.0
Income tax expense/(benefit) (1)	26.2	49.5	(14.0)	(4.1)	11.2	(90.8)	(97.7)
Depreciation and amortization	34.0	142.9	35.0	35.2	34.4	36.2	140.8
Noncontrolling interest	0.2	1.0	0.4	0.5	0.7	0.3	1.9
EBITDA from continuing operations	127.7	374.4	36.6	101.7	100.1	121.8	360.2
Equity compensation	1.1	4.5	1.5	2.7	2.2	2.6	9.0
Impairment charges and (gain)/loss on sale of assets	2.8	3.2	—	3.5	0.3	0.9	4.7
Financing related expenses and other (2)	10.9	11.0	20.6	1.2	—	—	21.8
US GAAP Restructuring	7.8	19.7	1.4	2.1	5.2	4.7	13.4
Acquisition, integration and other special items	0.6	9.8	3.2	4.4	2.5	3.7	13.8
Foreign Exchange loss/(gain) (included in other, net) (3)	(3.8)	(3.5)	(3.7)	0.5	(1.0)	1.5	(2.7)
Other adjustments (4)	0.4	0.3	23.8	(3.2)	1.2	1.1	22.9
Sponsor monitoring fee (5)	3.2	12.9	—	—	—	—	—
Subtotal	150.7	432.3	83.4	112.9	110.5	136.3	443.1
Estimated cost savings	—	—	—	—	—	—	—
Adjusted EBITDA	$150.7	$432.3	$83.4	$112.9	$110.5	$136.3	$443.1
FX impact (unfavorable)							(27.5)
Adjusted EBITDA - Constant Currency		432.3					470.6

(1)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) that may not result in cash payment or receipt.

(2)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses incurred in connection with the repayment of debt with the net proceeds of the IPO. See footnote 4 for an additional $29.8 million of IPO-related costs; totaling $50.4 million.

(3)
Foreign exchange gain of $2.7 million for the twelve months ended June 30, 2015 included $16.4 million of unrealized foreign currency exchange rate gains primarily driven by losses of $31.4 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $47.8 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $13.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(4)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 2 for an additional $20.6 million of IPO-related costs; totaling $50.4 million.

(5)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated in connection with the completion of our IPO.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income/(Loss)
(Unaudited; Dollars in millions)

	Quarter Ended	Twelve Months Ended	Quarter Ended				Twelve Months Ended
	June 30 2014	June 30 2014	September 30 2014	December 31 2014	March 31 2015	June 30 2015	June 30 2015
Net earnings/(loss)	$27.0	$15.2	$(19.9)	$46.0	$30.8	$153.4	$210.3
Net earnings/(loss) from discontinued operations, net of tax	—	(2.7)	0.4	(0.2)	—	(0.1)	0.1
Earnings/(loss) from continuing operations, net of tax	27.0	17.9	(20.3)	46.2	30.8	153.5	210.2
Amortization (1)	10.8	42.5	11.3	11.6	11.8	11.8	46.5
Income tax expense/(benefit) (2)	26.2	49.5	(14.0)	(4.1)	11.2	(90.8)	(97.7)
Cash taxes (paid)/refunded	(7.6)	(21.1)	(9.9)	(8.2)	(5.6)	(10.8)	(34.5)
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.2	1.0	0.4	0.5	0.7	0.3	1.9
Equity compensation	1.1	4.5	1.5	2.7	2.2	2.6	9.0
Impairment charges and loss on sale of assets	2.8	3.2	—	3.5	0.3	0.9	4.7
Financing related expenses (3)	10.9	11.0	20.6	1.2	—	—	21.8
U.S. GAAP restructuring	7.8	19.7	1.4	2.1	5.2	4.7	13.4
Acquisition, integration and other special items	0.6	9.8	3.2	4.4	2.5	3.7	13.8
Foreign exchange loss/(gain) (included in other (income)/expense, net) (4)	(3.8)	(3.5)	(3.7)	0.5	(1.0)	1.5	(2.7)
Other adjustments (5)	0.4	0.3	23.8	(3.2)	1.2	1.1	22.9
Sponsor advisory fee (6)	3.2	12.9	—	—	—	—	—
Estimated cash tax (savings)/expense attributable to reconciling items (7)	(2.6)	(5.3)	(0.9)	(1.3)	(1.7)	(1.9)	(5.8)
Adjusted net income/(loss)	$77.0	$142.4	$13.4	$55.9	$57.6	$76.6	$203.5

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)	Represents the amount of income tax-related expense/(benefit) recorded within our net earnings/(loss) that may not result in cash payment or receipt.

(3)
Financing related expenses for the three months ended September 30, 2014 include $20.6 million of early debt termination expenses incurred in connection with the repayment of debt with the net proceeds of the IPO. See footnote 5 for an additional $29.8 million of IPO-related costs; totaling $50.4 million.

(4)
Foreign exchange gain of $2.7 million for the twelve months ended June 30, 2015 included $16.4 million of unrealized foreign currency exchange rate gains primarily driven by losses of $31.4 million related to inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender, partially offset by foreign currency exchange gains of $47.8 million driven by the ineffective portion of the net investment hedge related to the Euro denominated debt. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $13.7 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

(5)
Other Adjustments for the three months ended September 30, 2014 includes $29.8 million for a sponsor advisory agreement termination fee paid in connection with the IPO. See footnote 3 for an additional $20.6 million of IPO-related costs; totaling $50.4 million.

(6)	Represents the amount of sponsor advisory fee for each respective period. The sponsor advisory fee agreement was terminated in connection with the completion of our IPO.

(7)
Represents the estimated cash tax impact of certain items recorded in each period that are added back in the calculation of Adjusted Net Income/(Loss). The estimate is determined by applying the statutory tax rate in tax paying jurisdictions to income or expense items which impact cash taxes paid. Generally, amortization attributable to purchase accounting, unrealized gains/losses due to foreign currency translation and non-cash equity compensation do not impact cash taxes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited; Dollars in millions)

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$151.3	$74.4
Trade receivables, net	372.4	403.7
Inventories	132.9	134.8
Prepaid expenses and other	80.9	74.6
Total current assets	737.5	687.5
Property, plant, and equipment, net	885.2	873.0
Other non-current assets, including intangible assets	1,522.7	1,529.7
Total assets	$3,145.4	$3,090.2

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$23.8	$25.2
Accounts payable	128.2	148.1
Other accrued liabilities	247.0	279.7
Total current liabilities	399.0	453.0
Long-term obligations, less current portion	1,864.1	2,685.4
Other non-current liabilities	242.5	319.1
Redeemable noncontrolling interest	5.8	4.5
Commitment and contingencies (1)
Total shareholders' equity/(deficit)	634.0	(371.8)
Total liabilities, redeemable noncontrolling interest and shareholders' equity/(deficit)	$3,145.4	$3,090.2

(1)	Please refer to note 16 of the consolidated financial statements within the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited; Dollars in millions)

	Twelve Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$171.7	$180.2
Net cash provided by/(used in) operating activities from discontinued operations	0.1	(1.9)
Net cash provided by/(used in) operating activities	171.8	178.3
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(141.0)	(122.4)
Proceeds from sale of property and equipment	—	0.9
Payment for acquisitions, net	(130.8)	(53.7)
Net cash provided by/(used in) investing activities from continuing operations	(271.8)	(175.2)
Net cash provided by/(used in) investing activities from discontinued operations	—	4.0
Net cash provided by/(used in) investing activities	(271.8)	(171.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in short-term borrowings	—	(17.5)
Proceeds from borrowing, net	150.4	1,723.7
Payments related to long-term obligations	(879.8)	(1,741.3)
Call premium payments and financing fees paid	(12.6)	(7.2)
Equity contribution/(redemption)	948.8	0.2
Share settlement	(10.3)	—
Net cash (used in)/provided by financing activities from continuing operations	196.5	(42.1)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash (used in)/provided by financing activities	196.5	(42.1)
Effect of foreign currency on cash	(19.6)	3.0
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	76.9	(32.0)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	74.4	106.4
CASH AND EQUIVALENTS AT END OF PERIOD	$151.3	$74.4